Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Nash-Finch Company for the registration of $322,000,000 Senior Subordinated Convertible Notes due 2035 and 2,301,301 shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our reports (a) dated March 2, 2005, with respect to the consolidated financial statements and schedule of Nash-Finch Company, Nash-Finch Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nash-Finch Company, included in its Annual Report (Form 10-K) for the year ended January 1, 2005, and (b) dated June 3, 2005, with respect to the combined financial statements of the Lima, Ohio and Westville, Indiana wholesale distribution divisions and the Van Wert, Ohio and Ironton, Ohio retail stores of Roundy’s Supermarkets, Inc. as of January 1, 2005 and January 3, 2004 and for the fiscal years then ended included in Nash-Finch Company’s Current Report on Form 8-K/A dated March 31, 2005, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 2, 2005